Exhibit 99.1

        Scholastic Announces Fiscal 2007 Third Quarter Results


    NEW YORK--(BUSINESS WIRE)--March 22, 2007--Scholastic Corporation (NASDAQ: SCHL) today announced its fiscal 2007 third quarter results.

    For the quarter ended February 28, 2007, the Company reported revenue of $497.0 million, up 2% from $487.7 million a year ago, and a seasonal net loss of $7.7 million, compared to a loss of $15.5 million in the prior year period. Net loss per share was $0.18 versus a loss of $0.37 a year ago. Results for the fiscal 2007 third quarter included a $3.0 million or $0.04 per diluted share gain on the sale of an investment. The fiscal third quarter is typically Scholastic's second smallest revenue quarter.

    "Results in the third quarter were generally positive. Strong sales in the core clubs and improved efficiencies sustained an impressive profit turnaround in School Book Clubs and drove higher margins in the Children's Book Publishing and Distribution segment. Robust technology sales also improved results and margins in Educational Publishing. In addition, the Company's cost reduction efforts remained on plan," commented Richard Robinson, Chairman, CEO and President. "While customer acquisition through the Internet remained strong in Continuities, higher bad debt and promotion amortization hurt the quarter's results and have caused us to reduce our outlook for the fourth quarter and full year.

    "After joining Scholastic in mid-January as Chief Administrative Officer and Chief Financial Officer, Maureen O'Connell has quickly shown a grasp of Scholastic's business. As the leader of the finance, administrative and operations functions, she is strengthening all of Scholastic's divisions so we may achieve our margin improvement, cash flow and cost management goals. In addition, she is launching an in-depth analysis and action plan to make Continuities profitable. I am confident that Maureen will significantly enhance the Company's overall financial performance."

    Outlook

    Based on lower than expected results in Continuities in the third quarter, and the revised outlook for this business in the fourth quarter, the Company now expects full year earnings in the range of $1.40 to $1.60 per diluted share on revenues of $2.1 to $2.2 billion. Free cash flow for the fiscal year is now expected to be between $50 and $70 million.

    Third Quarter Results

    Children's Book Publishing and Distribution. Segment revenues in the third quarter of fiscal 2007 were $280.1 million, up 3% from $270.9 million in the prior year period. School Book Fair revenue rose 4%, primarily reflecting higher revenue per fair. Continuities revenues rose 23%, primarily from the continued acquisition of new customers through the Internet. These factors were offset by a 5% decline in School Book Club revenue, as expected following the elimination of non-core clubs at the beginning of this fiscal year. Trade revenue was almost level, with strong sales of the Harry Potter back-list and of new titles like the New York Times bestseller The Invention of Hugo Cabret. Segment operating profit was $4.4 million, compared to a loss of $3.2 million in the prior year. Lower promotion costs and improved fulfillment efficiencies in School Book Clubs were key drivers of improved results, though the higher bad debt expense and promotion amortization in Continuities partially offset this benefit.

    Educational Publishing. Segment revenue increased slightly to $74.6 million from $73.5 million in the prior year period, and operating results improved to a loss of $3.0 million from a loss of $3.5 million in the year-ago period. This improvement primarily reflects a 27% increase in educational technology sales, driven in particular by strength in READ 180(R) and Scholastic Reading Inventory, partially offset by lower results in Library Publishing, which was impacted by continued soft school spending on supplemental material.

    International. Revenue in the segment rose 5% (or 1% in local currencies) to $101.5 million from $96.9 million in the prior year period and operating profit improved to $3.5 million from $2.3 million a year ago, primarily as a result of higher export profits.

    Media, Licensing and Advertising. Revenue in the segment declined 12% to $40.8 million from $46.4 million in the prior year period, due primarily to lower software and multimedia sales. Operating profit in the quarter was $3.0 million, compared to $6.3 million in the prior period.

    Other Financial Results. Corporate Overhead declined 20% to $15.7 million from $19.7 million in the prior year period. Company-wide actions under the previously announced cost-savings plan positively impacted corporate overhead as well as results in the operating segments. This was partially offset by stock-based compensation expense of $0.02 per diluted share in the quarter, primarily resulting from the Company's adoption of SFAS No. 123R effective June 1, 2006, and by severance expense in the quarter of $0.05 per diluted share compared to $0.03 per diluted share in the prior year period. Free cash flow (as defined) was $19.1 million, compared to free cash use of $12.1 million in the prior year period, as a result of a lower net loss and a favorable change in inventory levels.

    Fiscal Year-to-Date Results

    Net income for the first nine months of fiscal 2007 was $20.5 million or $0.48 per diluted share, compared to $30.2 million or $0.71 per diluted share in the first nine months of fiscal 2006. Revenue in the period was $1,567.4 million compared to $1,682.8 million in the year ago period. The year over year changes in revenue and profitability primarily reflects higher Harry Potter revenue in the prior year, partially offset by lower promotion and fulfillment costs in Clubs and higher educational technology sales in the current year period.

    Free cash use for the first nine months of this year was $33.6 million, compared to free cash flow of $95.8 million in the prior year, primarily reflecting the timing of Harry Potter-related receipts and payments in fiscal 2006.

    Conference Call

    The Company will hold a conference call to discuss its results at 8:00 a.m. ET today, March 22, 2007. Scholastic's Chairman, President and CEO, Richard Robinson, and Executive Vice President, CAO and CFO, Maureen O'Connell, will moderate the call.

    The conference call and accompanying slides will be webcast and accessible through the Investor Relations section of Scholastic's
Web site, scholastic.com. Following the call, slides from the conference call will also be posted in the Investor Relations section of scholastic.com.

    About Scholastic

    Scholastic Corporation (NASDAQ: SCHL) is the world's largest publisher and distributor of children's books and a leader in educational technology. Scholastic creates quality educational and entertaining materials and products for use in school and at home, including children's books, magazines, technology-based products, teacher materials, television programming, film, videos and toys. The Company distributes its products and services through a variety of channels, including proprietary school-based book clubs, school-based book fairs, and school-based and direct-to-home continuity programs; retail stores, schools, libraries and television networks; and the Company's Internet site, scholastic.com.

    Forward-Looking Statements

    This news release contains certain forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties, including the conditions of the children's book and educational materials markets and acceptance of the Company's products within those markets, and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.


                        SCHOLASTIC CORPORATION
                CONSOLIDATED STATEMENTS OF OPERATIONS
                             (UNAUDITED)
             (Amounts in millions except per share data)

                               ------------------- -------------------
                               THREE MONTHS ENDED   NINE MONTHS ENDED
                               ------------------- -------------------
                               02/28/07  02/28/06  02/28/07  02/28/06
                               ------------------- -------------------


Revenues                         $497.0    $487.7  $1,567.4  $1,682.8

Operating costs and expenses:
    Cost of goods sold            242.5     244.6     737.4     839.6
    Selling, general and
     administrative expenses      226.2     228.5     673.3     678.4
    Bad debt expense               20.5      15.7      55.7      43.4
    Depreciation and
     amortization                  15.6      16.7      48.5      49.1
                               ------------------- -------------------
Total operating costs and
 expenses                         504.8     505.5   1,514.9   1,610.5

Operating income (loss)            (7.8)    (17.8)     52.5      72.3

Other income (1)                    3.0         -       3.0       0.0

Interest expense, net               7.3       6.8      23.0      24.4
                               ------------------- -------------------

Earnings (loss) before income
 taxes                            (12.1)    (24.6)     32.5      47.9

Tax provision (benefit)            (4.4)     (9.1)     12.0      17.7
                               ------------------- -------------------

Net income (loss)                 ($7.7)   ($15.5)    $20.5     $30.2
                               =================== ===================

Weighted average shares
 outstanding:
    Basic                          42.6      41.8      42.3      41.4
    Diluted                        42.6      41.8      42.8      42.2

Net income (loss) per share:
    Basic                        ($0.18)   ($0.37)    $0.49     $0.73
    Diluted                      ($0.18)   ($0.37)    $0.48     $0.71
                               ------------------- -------------------

 *  Percent change not meaningful.
(1) In the three and nine months ended February 28, 2007, the Company recorded a pre-tax gain on sale of an investment of $3.0, or $0.04 per diluted share.


                       SCHOLASTIC CORPORATION
                  RESULTS OF OPERATIONS - SEGMENTS
                             (UNAUDITED)
                        (Amounts in millions)


                                           THREE MONTHS ENDED
                                   -----------------------------------
                                   02/28/07   02/28/06      Change
                                   --------------------  -------------


Children's Book Publishing &
 Distribution
 Revenue
   Book Clubs                        $101.0     $105.9   ($4.9)   (5%)
   Continuities                        62.4       50.7    11.7     23%
   Trade                               43.5       43.7    (0.2)   (0%)
   Book Fairs                          73.2       70.6     2.6      4%
                                   ----------------------------
 Total revenue                        280.1      270.9     9.2      3%
 Operating income (loss)                4.4       (3.2)    7.6       *
                                   --------------------
 Operating margin                       1.6%          *

Educational Publishing
 Revenue                               74.6       73.5     1.1      1%
 Operating income (loss)               (3.0)      (3.5)    0.5     14%
                                   --------------------
 Operating margin                          *          *

International
 Revenue                              101.5       96.9     4.6      5%
 Operating income                       3.5        2.3     1.2     52%
                                   --------------------
 Operating margin                       3.4%       2.4%

Media, Licensing and Advertising
 Revenue                               40.8       46.4    (5.6)  (12%)
 Operating income                       3.0        6.3    (3.3)  (52%)
                                   --------------------
 Operating margin                       7.4%      13.6%

Overhead expense                       15.7       19.7     4.0     20%
                                   --------------------  ------

Operating income (loss)               ($7.8)    ($17.8)  $10.0     56%
                                   ====================  ======



                                          NINE MONTHS ENDED
                                 ------------------------------------
                                 02/28/07   02/28/06       Change
                                 --------------------  --------------


Children's Book Publishing &
 Distribution
 Revenue
   Book Clubs                      $277.5     $286.9    ($9.4)   (3%)
   Continuities                     162.0      134.1     27.9     21%
   Trade                            141.1      311.2   (170.1)  (55%)
   Book Fairs                       254.8      238.2     16.6      7%
                                 -----------------------------
 Total revenue                      835.4      970.4   (135.0)  (14%)
 Operating income (loss)             36.7       65.7    (29.0)  (44%)
                                 --------------------
 Operating margin                     4.4%       6.8%

Educational Publishing
 Revenue                            299.2      301.0     (1.8)   (1%)
 Operating income (loss)             46.8       45.6      1.2      3%
                                 --------------------
 Operating margin                    15.6%      15.1%

International
 Revenue                            319.7      295.0     24.7      8%
 Operating income                    17.8        9.6      8.2     85%
                                 --------------------
 Operating margin                     5.6%       3.3%

Media, Licensing and Advertising
 Revenue                            113.1      116.4     (3.3)   (3%)
 Operating income                     6.1        8.3     (2.2)  (27%)
                                 --------------------
 Operating margin                     5.4%       7.1%

Overhead expense                     54.9       56.9      2.0      4%
                                 --------------------  -------

Operating income (loss)             $52.5      $72.3   ($19.8)  (27%)
                                 ====================  =======


*Percent change not meaningful.


                        SCHOLASTIC CORPORATION
                       SUPPLEMENTAL INFORMATION
                             (UNAUDITED)
                        (Amounts in millions)

                     SELECTED BALANCE SHEET ITEMS

                               02/28/07  02/28/06
                               -------------------


 Cash and cash equivalents        $29.4    $219.5
 Accounts receivable, net         278.1     241.9
 Inventories                      489.5     480.7
 Accounts payable                 121.2     150.1
 Accrued royalties                 57.3     129.3
 Lines of credit, short-term
  debt and current portion of
  long-term debt                   34.7     326.8
 Long-term debt, excluding
  current portion                 311.4     173.2
 Total debt                       346.1     500.0
 Capital lease obligations         66.0      72.3
 Total stockholders' equity     1,089.2     995.1
 Net debt (1)                     316.7     280.5


                       SELECTED CASH FLOW ITEMS

                                THREE MONTHS ENDED  NINE MONTHS ENDED
                               ------------------- -------------------
                               02/28/07  02/28/06  02/28/07  02/28/06
                               ------------------- -------------------


 Net cash provided by
  operating activities            $51.0     $25.0     $55.4    $210.9
 Additions to property, plant
  and equipment                     8.4      15.9      27.7      46.6
 Pre-publication and
  production costs                 12.1      13.9      35.0      46.4
 Royalty advances                  11.4       7.3      26.3      22.1
                               ------------------- -------------------

 Free cash flow (use) (2)         $19.1    ($12.1)   ($33.6)    $95.8
                               =================== ===================

                               ------------------- -------------------


(1) Net debt is defined by the Company as lines of credit and short-term debt plus long-term-debt, net of cash and cash equivalents. The Company utilizes this non-GAAP financial measure, and believes it is useful to investors, as an indicator of the Company's effective leverage and financing needs.

(2) Free cash flow (use) is defined by the Company as net cash provided by operating activities, less spending on property, plant and equipment; pre-publication and production costs; and royalty advances. The Company believes that this measure, which is a non-GAAP financial measure, is useful to investors as an indicator of cash flow available for debt repayment and other investing activities, such as acquisitions. The Company utilizes free cash flow (use) as a further indicator of operating performance and for planning investing activities.

    CONTACT: Scholastic Corporation
             Media:
             Kyle Good, 212-343-4563
             or
             Investors:
             Jeffrey Mathews, 212-343-6741